                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                                  SCHEDULE 13G
                                 (RULE 13d-102)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b)(c),
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)



                     INTERNATIONAL INTEGRATION INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   459698 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-(c)

     [X] Rule 13d-1(d)

---------------------                                          -----------------
CUSIP No. 459698 10 6             SCHEDULE 13G                 Page 2 of 4 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITTIES ONLY)

       Yannis Doganis
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION


       Greece
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER


                       1,680,000
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            1,680,000
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       1,680,000
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       10.3%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON


       IN
--------------------------------------------------------------------------------

CUSIP No. 459698 10 6             SCHEDULE 13G                 Page 3 of 4 Pages


ITEM 1.

       (A)    NAME OF ISSUER: INTERNATIONAL INTEGRATION INCORPORATED

       (B)    ADDRESS: 101 MAIN STREET
                       CAMBRIDGE, MASSACHUSETTS 02142

ITEM 2.

       (A)    NAME OF PERSON FILING: YANNIS DOGANIS

       (B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                       INTERNATIONAL INTEGRATION INCORPORATED
                       101 MAIN STREET
                       CAMBRIDGE, MASSACHUSETTS 02142

       (C)    Mr. DOGANIS IS A CITIZEN OF GREECE

       (D)    COMMON STOCK, $.01 PAR VALUE

       (E)    CUSIP NUMBER: 459698 10 6

ITEM 3. THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULES 13d-1(b), 13d-2(b), 13d-2(c) OR 13d-1(c)

ITEM 4.

       (A) FOR THE YEAR ENDED DECEMBER 31, 1998, THE AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK BENEFICIALLY OWNED BY YANNIS DOGANIS IS 1,680,000 SHARES.


       (B)    PERCENT OF CLASS 10.3% BASED UPON 16,316,202 SHARES OUTSTANDING.

       (C) INCLUDED IN THE 1,680,000 SHARES OF COMMON STOCK BENEFICIALLY OWNED BY MR. DOGANIS ARE 0 SHARES ISSUABLE UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS PRESENTLY EXERCISABLE OR EXERCISABLE WITHIN SIXTY (60) DAYS AFTER DECEMBER 31, 1998.

CUSIP No. 459698 10 6             SCHEDULE 13G                 Page 4 of 4 Pages



ITEM 5.

              NOT APPLICABLE

ITEM 6.

              NOT APPLICABLE

ITEM 7.

              NOT APPLICABLE

ITEM 8.

              NOT APPLICABLE

ITEM 9.

              NOT APPLICABLE

ITEM 10.

              NOT APPLICABLE




                                   SIGNATURE

       AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


DATED: FEBRUARY 12, 1999


/s/ YANNIS DOGANIS
---------------------------------
YANNIS DOGANIS